As filed with the Securities and Exchange Commission on September 5, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S1 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2395199 (IRS employer identification number)
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500
(Address of principal
executive offices)

S1 Corporation 2003 Stock Incentive Plan
(Full title of the Plan)

Greg Orenstein, Esq.
Senior Vice President, Corporate Development and Chief Legal Officer
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
(Name, address and telephone number of Agent for Service)
Copy to:
Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of securities	to be	Offering Price	Aggregate Offering	Registration
to be registered	Registered(2)	per Share (1)	Price (1)(2)	Fee (1)(2)
Common Stock, par value $0.01 per share	4,069,591	$7.31	$29,748,710.00	$1,170.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales price of the Company’s common stock as reported on the Nasdaq Global Market on September 4, 2008.

(2)	The registrant is registering 4,069,591 additional shares of its common stock reserved for issuance pursuant to the S1 Corporation 2003 Stock Incentive Plan.

EXPLANATORY NOTE
     On May 13, 2004, S1 Corporation (the “Company”) filed a registration statement on Form S-8 (File No. 333-115457) (the “Initial Registration Statement”) which registered 7,657,517 shares of the Company’s common stock, par value $0.01 per share, that were reserved for issuance under the S1 Corporation 2003 Stock Incentive Plan (the “Plan”).
     At the Company’s Annual Meeting of Stockholders on May 28, 2008, the Company’s stockholders approved and adopted an amendment to the Plan to increase the number of shares of common stock reserved under the Plan by 4,069,591 shares (the “Additional Shares”). This registration statement on Form S-8 is being filed pursuant to General Instruction E of Form S-8 to register the Additional Shares. In accordance with General Instruction E of Form S-8, the contents of the Initial Registration Statement are incorporated by reference into this registration statement on Form S-8, except to the extent supplemented, amended or superceded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the SEC as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The Company hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 4, 2008;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed with the SEC on May 6, 2008 and August 8, 2008, respectively;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on May 30, 2008, June 24, 2008 and August 5, 2008.

(d)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s registration statement on Form 8-A filed with the SEC on September 30, 1998, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.
     The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere in this registration statement and is incorporated herein by reference.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norcross, state of Georgia on September 5, 2008.

S1 CORPORATION
By:	/s/ Stephen M. Dexter
Stephen M. Dexter
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

     Each person whose signature appears below appoints Johann Dreyer or Gregory D. Orenstein, Esq., jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this registration statement on Form S-8, including any post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2008.

Name	Title

/s/ Johann Dreyer Johann Dreyer	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Stephen M. Dexter Stephen M. Dexter	Controller and Principal Accounting Officer (Principal Accounting Officer)
/s/ John W. Spiegel John W. Spiegel	Director and Chairman of the Board
/s/ Ram Gupta Ram Gupta	Director
M. Douglas Ivester	Director
/s/ Thomas P. Johnson, Jr. Thomas P. Johnson, Jr.	Director
/s/ Gregory J. Owens Gregory J. Owens	Director
/s/ Jeffrey C. Smith Jeffrey C. Smith	Director
/s/ Edward Terino Edward Terino	Director

EXHIBIT INDEX

Exhibit
No.	Exhibit

4.1
Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 1 to the Company’s registration statement on Form 8-A filed with the SEC on September 30, 1998 and incorporated herein by reference).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company dated June 3, 1999 (filed as Exhibit 4.2 to the Company’s registration statement on Form S-8 (File No. 333-82369) filed with the SEC on July 7, 1999 and incorporated herein by reference).

4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company dated November 10, 1999 (filed as Exhibit 3.3 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).

4.4	Amended and Restated Bylaws of the Company, as amended (filed as Exhibit 3.6 to the Company’s quarterly report on Form 10-Q filed with the SEC on May 8, 2006 and incorporated herein by reference).

5	Opinion of Hogan & Hartson LLP.

10
S1 Corporation 2003 Stock Incentive Plan, as amended and restated effective February 26, 2008 (filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2008 and incorporated by reference herein).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5).

24	Power of attorney (included on the signature page in Part II of this registration statement).